Exhibit 99.3

Consolidated Financial Statements and

Report of Independent Certified Public Accountants

Empire Petroleum Partners, LLC and Subsidiaries

December 31, 2019 and 2018

GRANT THORNTON LLP 1717 Main St., Suite 1800 Dallas, TX 75201-4657	REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

D +1 214 561 2300 F +1 214 561 2370
Board of Directors Empire Petroleum Partners, LLC

We have audited the accompanying consolidated financial statements of Empire Petroleum Partners, LLC (a Delaware limited liability company) and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of operations, members’ equity, and cash flows for the three years then ended, and the related notes to the financial statements.

Management’s responsibility for the financial statements

Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s responsibility

Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

GT.COM	Grant Thornton LLP is the U.S. member firm of Grant Thornton International Ltd (GTIL). GTIL and each of its member firms are separate legal entities and are not a worldwide partnership.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Empire Petroleum Partners, LLC and subsidiaries as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the three years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Grant Thornton LLP

Dallas, Texas April 16, 2020

Empire Petroleum Partners, LLC

CONSOLIDATED BALANCE SHEETS

December 31,

($ in thousands)

	2019	2018
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$4,310	$4,656
Trade accounts receivable, net	53,173	47,332
Other receivables	746	579
Notes receivable, current portion	1,635	253
Inventories	18,490	17,351
Prepaid expenses and other current assets	8,301	6,355

Total current assets	86,655	76,526

Property and equipment, net	144,781	142,429
Intangible assets, net	83,375	94,214
Goodwill	47,487	47,487
Restricted cash	915	1,590
Deferred financing costs, net	2,166	1,231
Notes receivable, noncurrent	491	873
Other noncurrent assets	15,245	13,805

Total noncurrent assets	294,460	301,629

Total assets	$381,115	$378,155

LIABILITIES AND EQUITY

CURRENT LIABILITIES
Trade accounts payable	$53,437	$49,905
Fuel taxes payable	8,507	6,355
Other current liabilities	12,557	15,891
Current maturities of long-term debt	9,225	558

Total current liabilities	83,726	72,709

Long-term debt, net of current maturities	224,692	220,034
Other noncurrent liabilities	24,304	24,800

Total liabilities	332,722	317,543

Members’ equity	48,393	60,612

Total liabilities and members’ equity	$381,115	$378,155

The accompanying notes are an integral part of these consolidated financial statements.

Empire Petroleum Partners, LLC

CONSOLIDATED STATEMENTS OF OPERATIONS

Years ended December 31,

($ in thousands, except per unit amounts)

	2019	2018	2017
REVENUES:
Motor fuel sales	$2,213,385	$2,425,767	$1,874,192
Merchandise sales	97,725	96,226	43,993
Rental income and other	12,907	14,102	9,356

Total revenues	2,324,017	2,536,095	1,927,541

COST OF SALES (excluding depreciation and amortization expenses):
Motor fuel sales	2,107,366	2,325,988	1,799,260
Merchandise sales	70,389	71,778	31,242
Rental income and other	8,222	8,588	8,059

Total cost of sales (excluding depreciation, amortization and accretion expenses)	2,185,977	2,406,354	1,838,561

Total gross profit (excluding depreciation, amortization and accretion expenses)	138,040	129,741	88,980

OPERATING EXPENSES:
Selling, general and administrative expenses	93,799	94,300	52,051
Acquisition costs	239	2,602	5,167
Depreciation, amortization and accretion	30,980	31,379	29,926
Gain on sale of assets, net	(1,050)	(2,647)	(12,167)

Total operating expenses	123,968	125,634	74,977

Operating income	14,072	4,107	14,003

OTHER INCOME (EXPENSE):
Interest expense, net	(19,049)	(19,070)	(16,040)
Other income, net	—	—	5,460

Income/(loss) before income taxes	(4,977)	(14,963)	3,423
INCOME TAX PROVISION	(178)	(182)	(122)

Net income/(loss)	$(5,155)	$(15,145)	$3,301

Earnings (loss) per unit - basic and diluted:	$(0.59)	$(1.72)	$0.38

Net income/(loss) Weighted average units outstanding - basic and diluted	8,796,907	8,796,907	8,796,907

The accompanying notes are an integral part of these consolidated financial statements.

Empire Petroleum Partners, LLC

CONSOLIDATED STATEMENTS OF MEMBERS’ EQUITY

Years ended December 31,

($ in thousands)

	Class A	Class B	Member Receivable	Total Members’ Equity
At December 31, 2016	$26,203	$78,979	$(816)	$104,366
Distributions to members	(10,944)	(10,456)	—	(21,400)
Repayment of member receivable	—	—	285	285
Net income	2,096	1,205	—	3,301

At December 31, 2017	17,355	69,728	(531)	86,552
Distributions to members	(3,258)	(7,842)	—	(11,100)
Repayment of member receivable	—	—	305	305
Net loss	(9,617)	(5,528)	—	(15,145)

At December 31, 2018	4,480	56,358	(226)	60,612
Distributions to members	—	(7,064)	—	(7,064)
Net loss	(3,273)	(1,882)	—	(5,155)

At December 31, 2019	$1,207	$47,412	$(226)	$48,393

The accompanying notes are an integral part of these consolidated financial statements.

Empire Petroleum Partners, LLC

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years ended December 31,

($ in thousands)

	2019	2018	2017
Cash flows from operating activities
Net income (loss)	$(5,155)	$(15,145)	$3,301
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation, amortization, and accretion	30,980	31,379	29,926
Amortization of deferred financing costs	1,442	1,691	2,634
Amortization of unfavorable lease obligations	(107)	(144)	(497)
Gain on sale of assets, net	(1,050)	(2,647)	(12,167)
Provision for doubtful accounts	2,185	350	229
Impairment of notes receivable	—	1,882	—
Non-cash interest expense	—	1,759	1,693
Gain on bargain purchase	—	—	(5,460)
Changes in other operating assets, current and noncurrent
Trade accounts receivable and notes receivable	(8,026)	9,984	(12,032)
Inventories	(1,139)	1,453	(1,921)
Prepaid expenses and other assets, current and noncurrent	(3,553)	(1,672)	(3,011)
Trade accounts payable	2,539	(12,168)	12,585
Fuel tax payable and other liabilities	(1,432)	794	10,860

Net cash provided by operating activities	16,684	17,516	26,140

Cash flows from investing activities

Acquisitions of businesses, including acquired working capital, net of cash acquired	—	—	(39,459)
Acquisitions of intangible assets	(6,059)	(14,560)	(12,012)
Escrow deposit for acquisitions	—	(1,590)	(13)
Purchases of property and equipment	(18,272)	(13,325)	(15,754)
Proceeds from sales of assets	4,419	7,821	55,142
Issuance of notes receivable	(1,829)	(700)	(2,330)
Collections on notes receivable	829	1,015	1,858

Net cash used in investing activities	(20,912)	(21,339)	(12,568)

Cash flows from financing activities
Distributions to members	(7,064)	(11,100)	(21,400)
Member note payment	—	305	285
Payments for deferred financing costs	(1,712)	(268)	(153)
(Payments on) proceeds from swingline commitment, net	8,776	(6,050)	(2,148)
Proceeds from long-term debt	18,440	27,760	59,400
Payments on long-term debt	(14,000)	(5,000)	(46,459)
Payments on other long-term debt	(558)	(506)	(635)

Net cash (used in) provided by financing activities	3,882	5,141	(11,110)

Net increase (decrease) in cash and cash equivalents	(346)	1,318	2,462
Cash and cash equivalents, beginning of period	4,656	3,338	876

Cash and cash equivalents, end of period	$4,310	$4,656	$3,338

The accompanying notes are an integral part of these consolidated financial statements.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

December 31, 2019 and 2018

(in thousands, except per unit amounts)

NOTE 1 - BUSINESS OVERVIEW

Nature of Operations

Empire Petroleum Partners, LLC and its subsidiaries (“EPP,” “we,” “our,” “us” or the “Company”) was formed on June 15, 2011 as a Delaware limited liability company and commenced operations on July 7, 2011 when it acquired substantially all of the assets and liabilities of Empire Petroleum Holdings, LLC (“EPH”). EPP is one of the largest and most geographically diversified independent wholesale distributors of motor fuel in the United States. EPP’s motor fuel distribution network serves retail fuel outlets primarily in its four core markets of the Southwest, East, North and Central regions of the United States.

We generate wholesale revenue primarily through long-term, fixed margin motor fuel supply agreements with dealers. In addition to income from our wholesale distribution of motor fuel, we receive income from our retail sales of motor fuel to consumers at our consignment sites and company-operated sites, income from our sales of convenience store merchandise at company-operated sites and rental income from sites that we lease or sublease to dealers or consignment agents.

Basis of Presentation

The consolidated financial statements are prepared in conformity with generally accepted accounting principles in the United States (“GAAP”). These consolidated financial statements include the accounts and operations of the Company and its wholly owned subsidiaries. Intercompany accounts and transactions are eliminated in consolidation.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and reported amounts of revenue and expenses during the reporting period. We base our estimates and judgments on historical experience and on various other assumptions that we believe to be reasonable under the circumstances. The significant estimates and assumptions that affect our accompanying consolidated financial statements include, but are not limited to, the allowance for doubtful accounts, depreciation and amortization periods, future obligations for asset retirements, impairment of long-lived assets and the recognition and impairment of goodwill and other intangible assets. Actual results could differ from our estimates.

Fair Value Measurements

Fair value, as defined in GAAP, is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (exit price). A three-tier fair value hierarchy prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

These tiers include:

Level 1	Unadjusted quoted prices in active markets for identical assets or liabilities

Level 2	Unadjusted quoted prices in active markets for similar assets or liabilities, or unadjusted quoted prices for identical or similar assets or liabilities in markets that are not active, or inputs other than quoted prices that are observable for the asset or liability

Level 3	Unobservable inputs for the asset or liability

Recurring Fair Value Measurements - Fair values of our cash and cash equivalents, restricted cash, trade accounts receivable, short-term borrowings, accounts payable and customer advance payments approximate their carrying values due to the short-term nature of these instruments. Our financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. The Company’s carrying value for its revolving credit facility and subordinated promissory note agreement approximates fair value due either to the variable interest rates associated with these financial instruments or current interest rates for obligations with similar terms and maturities.

Nonrecurring Fair Value Measurements - Fair value measurements were applied with respect to our nonfinancial assets and liabilities measured on a nonrecurring basis, which consist primarily of intangible assets, other long-lived assets and other assets acquired and liabilities assumed related to purchased businesses in business combinations and impairments.

Input levels used for fair value measurements are as follows:

Description	Disclosure	Input Level

Acquired assets and liabilities	Note 3	Level 3
Warrants	Note 13	Level 3

Cash, Cash Equivalents and Restricted Cash

Cash and cash equivalents include cash on hand, demand and time deposits, and funds invested in highly liquid instruments with maturities of three months or less at the date of purchase. At times, certain account balances may exceed federally insured limits.

Restricted cash is comprised of deposits held in escrow with law firms, primarily related to an agreement to purchase long-term assets.

Trade Accounts Receivable, Net

Trade accounts receivable reflects routine customer obligations due under normal trade terms, generally on net 3-10 day terms, and credit card transactions in the process of clearing that typically clear within one to two business days. We provide for the amount of receivables estimated to become uncollectible in the future by establishing an allowance for doubtful accounts. Management reviews trade accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. Trade accounts receivable balances that are determined to be uncollectible are included in the overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off. Based on our assessment, we recorded an allowance for doubtful accounts of $4,195 and $2,010 as of December 31, 2019 and 2018, respectively. In 2019, we increased the provision for doubtful accounts by $2,185 included in selling, general and administrative expenses in the consolidated statement of operations.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Notes Receivable

Notes receivable consist of notes acquired in various business combinations and from loans to customers for the purchase of convenience store related equipment or buildings. The notes bear interest ranging from zero to 15.0% and are payable monthly with various maturity dates between January 2020 and June 2025.

Inventories

Fuel inventory is valued at the lower of cost or market, with cost determined using the weighted-average cost method. Merchandise inventory is stated at the lower of average costs, as determined by the retail inventory method, or market. Market is determined based on estimated replacement cost using prices at the end of the reporting period.

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets mainly consist of prepaid items that are short-term in nature, such as insurance and licenses, and store repair parts.

Property and Equipment, Net

Property and equipment are recorded at cost, except for those assets acquired through acquisition, which are recorded at fair value on the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, which range from 3 to 40 years. Leasehold improvements are amortized over the shorter of the lease term or the useful lives of the leasehold improvements. Repairs and maintenance are expensed as incurred.

Impairment of Long-Lived Assets

We are required to review long-lived assets for impairment whenever events or changes in circumstances indicate a possible significant deterioration in the future cash flows expected to be generated by an asset group. If, upon review, the sum of the undiscounted pretax cash flows is less than the carrying value of the asset group, then the carrying value is written down to estimated fair value through additional depreciation provisions and reported as impairments in the periods in which the determination of the impairment is made. Individual assets are grouped for impairment purposes at the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets. Because there is a lack of quoted market prices for our long-lived assets, the fair value of potentially impaired assets is determined based on the present values of expected future cash flows using discount rates believed to be consistent with those used by principal market participants or based on a multiple of operating cash flow validated with historical market transactions of similar assets, where possible.

The expected future cash flows used for impairment reviews and related fair value calculations are based on estimated future prices, operating costs and capital project decisions, considering all available evidence at the date of review. We concluded that there was no impairment during the years ended December 31, 2019, 2018 or 2017.

Goodwill

Goodwill represents the excess of cost over the fair value of net assets of a business acquired and is allocated to our respective reporting units in which such goodwill arose. In the event we dispose of a business, as defined under GAAP, from a reporting unit with goodwill, which is less than the entire reporting unit, we allocate a portion of the reporting unit’s goodwill to that business in determining the gain or loss on the disposal of the business. The amount of goodwill allocated to the business is based on the relative fair value of the business for the reporting unit.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Goodwill is tested for impairment for each reporting unit at least annually (or whenever events or changes in circumstances indicate the carrying amount may be impaired) in accordance with the authoritative accounting guidance on goodwill. The Company first assesses qualitative factors to evaluate whether it is more likely than not that the fair value of a reporting unit is less than its carrying amount as the basis for determining whether it is necessary to perform a quantitative goodwill impairment test. The Company may bypass the qualitative assessment for any reporting unit in any period and proceed directly with the quantitative analysis. The quantitative analysis compares the fair value of the reporting unit with its carrying amount. The Company estimates the fair value of a reporting unit using a combination of discounted expected future cash flows (income approach) and guideline public companies method (market approach).

The qualitative criteria that we use includes an analysis of (1) economic conditions and industry and market considerations; (2) comparisons of prior valuations of reporting units to current carrying value; (3) a sensitivity analysis of the valuations previously prepared that would impact the reporting unit’s fair value; (4) forecasting capabilities in comparison to prior valuation of projected performance; and (5) consideration over significant changes to the business model since the last reporting date. The Company performed its annual goodwill assessment in the fourth quarter of 2019, 2018 and 2017 and determined that no impairment charge was required.

Intangible Assets, Net

We record identifiable intangible assets at fair value or cost at the date of the acquisition. Identifiable intangible assets consist of motor fuel supply agreements, non-compete agreements, transportation agreements, in-place leases and trade names. Amortization of intangible assets is provided using the straight-line method over their respective estimated useful lives, generally ranging from 1 to 38 years.

Deferred Financing Costs

Deferred financing costs represent costs incurred in connection with the revolving credit facility and are included in interest expense. Deferred financing costs related to the issuance of subordinated debt are deducted from the carrying amount of the loan. These costs are amortized over the life of the loan and included in interest expense.

Other Noncurrent Assets

Other noncurrent assets consist primarily of security deposits made for various leased properties and prepaid sales incentives.

Other Current Liabilities

Other current liabilities consist of the following:

	December 31, 2019	December 31, 2018
Compensation and benefits	$2,415	$2,730
Other payables and accrued invoices	6,859	5,832
Interest	2,379	1,569
Fuel tax liabilities	120	3,007
Property tax liabilities	784	1,914
Professional fees and insurance	—	839

Total	$12,557	$15,891

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Other Noncurrent Liabilities

Other noncurrent liabilities consist of the following:

	December 31, 2019	December 31, 2018
Tenant security deposits held	$4,096	$4,041
Deferred gain on sale-leaseback	5,136	6,562
Deferred vendor rebates and allowances	6,812	7,030
Lease obligation	3,693	2,802
Asset retirement obligations	4,535	4,314
Other	32	51

Total	$24,304	$24,800

Unfavorable Lease Obligations

Unfavorable lease obligations represent the lease obligations that were assumed with certain acquisitions for leases that were determined to be valued below their fair market value at that time. The obligations are amortized as an increase to rental expense over the remaining term of the lease agreements, which range from 1 to 13 years. The obligation is included in the other noncurrent liabilities line item in the accompanying consolidated balance sheets.

Asset Retirement Obligations

We recognize as a liability the fair value of a legal obligation to perform asset retirement activities, including those that are conditional on a future event, when the amount can be reasonably estimated. These obligations relate to the net present value of estimated costs to remove underground storage tanks (“UST”) at owned and leased sites when so required under the applicable leases. The asset retirement obligation for UST removal on each site is accreted over the expected life of the owned site or the average lease term of leased sites.

A roll forward of the asset retirement obligation balance for the periods ended December 31 is as follows:

	2019	2018
Balances at beginning of the year	$4,314	$4,135
Liabilities settled	(20)	(34)
Accretion expense	241	213

Balances at end of the year	$4,535	$4,314

In order to determine fair value, management is required to make certain estimates and assumptions including, among other things, projected replacement cost, a credit-adjusted risk-free rate and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. The obligation is included in the other noncurrent liabilities line item in the accompanying consolidated balance sheets.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Environmental Costs

Environmental expenditures are expensed or capitalized, depending upon their future economic benefit. Expenditures relating to an existing condition caused by past operations, and those having no future economic benefit, are expensed. Liabilities for environmental expenditures are recorded on an undiscounted basis (unless acquired in a purchase business combination) when environmental assessments or cleanups are probable and the costs can be reasonably estimated. Recoveries of environmental remediation costs from other parties, such as state reimbursement funds, are recorded as assets when their receipt is probable and estimable.

Concentration of Credit Risk

During 2019 and 2018, our largest customer represented less than 5% of revenue. Our top 10 customers represented less than 10% of revenue. Credit risk is diversified across over 1,000 customers.

Revenue Recognition

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (“ASU 2014-09”), which amended its guidance on revenue recognition. The core principle of ASU 2014-09 is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for interim and annual reporting periods beginning after December 15, 2018. The Company adopted this guidance on January 1, 2019, using the modified retrospective method of adoption with the cumulative effect, if any, recorded to retained earnings for all open contracts at the date of adoption.

We completed a detailed review of revenue contracts representative of our revenue streams as of the adoption date. As a result of the evaluation performed, we have determined that the timing and/or amount of revenue that we recognize on our contracts will not be materially impacted by the adoption of the new standard. Accordingly, we did not recognize a cumulative effect adjustment to our opening retained earnings upon the adoption as the adjustment has an immaterial impact to the financial statements.

We recognize revenues to depict the transfer of control of promised goods or services to our customers in an amount that reflects the consideration to which we expect to be entitled in exchange for those goods or services. The Company recognizes revenue in accordance with the five-step model outlined in Topic 606 as follows: when (i) a contract with a customer exists, (ii) performance obligation have been identified, (iii) the price to the customer has been determined, (iv) the transaction price has been allocated to performance obligations and (v) the performance obligations are satisfied. The Company has 3 primary models upon which it derives revenue:

Motor fuel revenue: Motor fuel revenue consists primarily of the sale of motor fuel under supply agreements with third party customers and affiliates. Fuel supply contracts with our customers generally provide that we distribute motor fuel at a formula price based on published rates, volume-based profit margin, and other terms specific to the agreement. Shipment and delivery of motor fuel generally occurs on the same day. The customer is invoiced the agreed-upon price with most payment terms ranging less than 30 days. If the consideration promised in a contract includes a variable amount, we estimate the variable consideration amount and factor in such an estimate to determine the transaction price under the expected value method.

Revenue is recognized for wholesale motor fuel contracts at the point in time the customer (i.e. Dealer) takes control of the fuel. At the time control is transferred to the customer, the sale is considered final, because the agreements do not grant customers the right to return motor fuel. We charge customers for transportation costs and sales tax, which are recorded gross in revenue and cost of sales.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Additionally we recognized motor fuel revenue through our consignment sites and through the sale of motor fuel at our company-operated retail stores. The consignment sites are operated by commission agents, in which we retain title to inventory and control access to and sale of fuel inventory to the customer. At both consignment sites and our company-operating retail stores, we recognize revenue at the time the fuel is sold to the ultimate customer. At the time control is transferred to the customer, the sale is considered final, because the agreements do not grant customers the right to return motor fuel.

Merchandise sales: Merchandise sales comprises the in-store merchandise and foodservice sales at company-operated retail stores, including sales of lottery ticket sales, money orders, prepaid phone cards and wireless services, ATM transactions, car washes, movie rentals, and other ancillary product and service offerings. Revenue is recognized when all steps of the five-step revenue recognition model have been completed, which is upon sale of the product is sold or when the service is rendered.

Rental income and other: We receive lease income from leased or subleased properties. Revenues from leasing arrangements for which we are the lessor are recognized ratably over the term of the underlying lease.

Costs to Obtain or Fulfill a Contract

We recognize an asset related to the costs incurred to obtain a contract (e.g. sales commissions) if the costs are specifically identifiable to a contract, the costs will result in enhancing resources that will be used in satisfying performance obligations in future and the costs are expected to be recovered. These capitalized costs are recorded as a part of other current assets and other noncurrent assets and are amortized as a reduction of revenue on a systematic basis consistent with the pattern of transfer of the goods or services to which such costs relate. The Company has also made a policy election of expensing the costs to obtain a contract, as and when they are incurred, in cases where the expected amortization period is one year or less.

Practical Expedients Selected

We elected the following practical expedients in accordance with ASC 606:

•

Significant financing component – We elected to not account for a financing component for time periods between the Company’s performance and collections from customers as this time period is less than one year on its contracts.

•	Incremental costs of obtaining a contract – We elected to expense the incremental costs of obtaining a contract when the amortization period for such contracts would have been one year or less.

•	Shipping and handling costs – We elected to account for shipping and handling costs as fulfillment activities and expense the costs incurred as part of cost of sales.

•

Sales taxes – We have elected to include within the measurement of transaction price all taxes assessed by a governmental authority that are both imposed on and concurrent with a specific revenue-producing transaction and collected by us from a customer (i.e., sales tax, value added tax, etc.).

Cost of Sales

Cost of motor fuel sales includes all costs incurred to acquire wholesale fuel, such as the costs of purchasing and transporting inventory prior to delivery to the wholesale customers, net of any purchase discounts or incentives. Cost of sales does not include any depreciation of our property, plant and equipment. Amortization expense related to our intangible assets is excluded from cost of sales because those assets are not directly associated with the cost of providing wholesale motor fuel distribution services.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Depreciation and amortization expenses are separately classified in our consolidated statements of operations.

Vendor Rebates / Dealer Incentives

From time to time, we receive rebates from the major oil companies from which we purchase motor fuel under structured programs based on the volume of fuel purchased, as specified in the applicable fuel purchase agreements. These volume rebates are recognized as a reduction of motor fuel cost of sales over the life of the contract with the major oil company when the amounts to be earned are probable and estimable, typically on a straight-line or volume basis over the term of the fuel purchase agreement.

We may also receive incentive payments from major oil companies to defray the costs of branding and imaging improvements provided to our dealers. Generally, the branding allowances received are deferred and recorded as a reduction of motor fuel cost of sales over the term of the fuel purchase agreement.

We may also provide our dealers with similar rebates and upfront payments to enter into motor fuel supply agreements with us. Costs incurred for rebates are expensed as incurred as a reduction to sales. Upfront incentives paid to customers in return for entering motor fuel supply agreements with us are deferred and recognized over the life of the contract as a reduction to sales on a straight-line basis.

Income Taxes

We are treated as a partnership for income tax purposes and our income, deductions, losses and credits flow through to the returns of our members. As a result, we have excluded income taxes from these consolidated financial statements, except for certain state taxes. Any interest and penalties associated with these income taxes are included in the provision for income taxes. We perform an annual review for any uncertain tax positions and record expected future tax consequences of uncertain tax positions in our consolidated financial statements. At December 31, 2019 and 2018, we did not identify any uncertain tax positions.

Earnings per Unit

The Company computes income per unit using the two-class method, under which any excess of distributions declared over net income are allocated to the members based on their respective sharing of income specified in the limited liability company agreement. Net income per unit applicable to members (including Class A and Class B) is computed by dividing the members’ interest in net income, after deducting any distributions, by the weighted-average number of outstanding Class A and B units. There were no differences in treatment of Class A and Class B units that impacted the calculation of earnings per unit for 2019, 2018 or 2017.

The Company has issued phantom units associated with its Long-Term Incentive Plan (Note 13) that are not considered dilutive because they are contingent upon both service and a change in control event that has not occurred by the end of our reporting period. The Company also has an agreement with the former owners of Empire Petroleum Holdings, LLC (Note 14) that requires a payment of Class A units valued at $2,000, contingent upon an initial public offering, that are not considered dilutive because the event has not occurred by the end of our reporting period.

Recently Issued Accounting Pronouncement

In November 2019, the FASB issued ASU 2019-10, Leases (Topic 842), which replaces existing lease accounting guidance. The new standard is intended to provide enhanced transparency and comparability by requiring lessees to record right-of-use assets and corresponding lease liabilities on the balance sheet. The new guidance will require lessees to continue to classify leases as either operating or financing, with

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

classification affecting the pattern of expense recognition in the income statement. For us, the amendments in this ASU are effective for fiscal years beginning after December 15, 2020. We plan to adopt the standard in the first quarter of fiscal 2020. The ASU is required to be applied using a modified retrospective approach at the beginning of the earliest period presented, with optional practical expedients. We are currently evaluating the effect that the updated standard will have on our consolidated balance sheets and related disclosures.

NOTE 3 - ACQUISITIONS

The acquisitions discussed below have been accounted for as business combinations under ASC 805, Business Combinations (“ASC 805”). The purchase price for each respective acquisition was allocated to the net tangible and identifiable intangible assets acquired and liabilities assumed based on fair value estimates. The excess of the purchase price over the fair values of the assets acquired and liabilities assumed for each respective acquisition was recorded as goodwill. The excess of fair value of the assets acquired over the purchase consideration for one acquisition is included in the other income line of the accompanying consolidated statements of operations.

For all periods presented, the fair value of the motor fuel supply agreements was determined using an income approach, with the fair value estimated to be the present value of incremental after-tax cash flows attributable solely to the motor fuel supply agreements over their respective estimated remaining useful life, using probability-weighted cash flows, generally assumed to extend through the term of the motor fuel supply agreements, and using discount rates considered appropriate given the inherent risks associated with these types of agreements. We believe the level and timing of cash flows represent relevant market participant assumptions. The motor fuel supply agreements are being amortized on a proportional basis corresponding to the average attrition rate of the motor fuel supply agreements over their respective estimated useful lives, which range from 1 to 38 years.

Goodwill from each of the acquisitions principally resulted from expected synergies from combining our operations and the operations of the acquired businesses. The amortization of goodwill related to our acquisitions for the periods presented is deductible for income tax purposes over 15 years.

2017 Transactions

Circle K Stores Inc. and CST Brands, Inc.

In September 2017, we acquired operations at 69 retail fuel and convenience locations (68 company-operated and one consignment) as well as certain fixed assets, personal property and one undeveloped land bank site from Circle K Stores Inc. (“Circle K”) and CST Brands, Inc. (“CST”) for approximately $27,312 in cash, funded with our revolving credit facility. The Company also acquired 10 fee properties and assumed 11 operating leases as part of the acquisition. The stores are located in Arizona, Texas, Colorado, Florida, New Mexico, Louisiana and Georgia. The acquisition significantly expanded our retail operations. Concurrently, Empire entered into a long-term operating lease agreement with Getty Realty Corp. (“Getty”) at 49 locations which were purchased by Getty from Circle K and CST.

On the date of acquisition, the fair value of the assets acquired exceeded the purchase consideration by $5,460, which is included in the other income line of the accompanying consolidated statement of operations for the year ended December 31, 2017. The identifiable intangible assets acquired represent supplier fuel agreement.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

The following table presents acquisition date fair value of the assets acquired and liabilities assumed:

Cash	$146
Inventory	6,980
Land	7,780
Real estate and improvements	9,998
Property and equipment	11,126
Intangibles	461
Less: Asset retirement obligations	(3,689)
Fair value of leases, net	(30)

$32,772

Superior Transport, Inc.

On June 1, 2017, we acquired certain assets of Superior Transport, Inc. for $12,292 in cash. The transaction was funded in cash from our revolving credit facility. The acquisition expanded our operations in Georgia, Tennessee and Alabama. The identifiable intangible assets acquired primarily represent motor fuel supply agreements.

The following table presents acquisition date fair value of the assets acquired:

Accounts receivable	$1,123
Inventory	1,462
Equipment	693
Identifiable intangibles	9,003
Goodwill	47
Less: deposits	(36)

$12,292

NOTE 4 – INVENTORIES

Inventories consisted of the following as of:

	December 31,
	2019	2018
Petroleum products	$10,673	$10,251
Store merchandise and other	7,817	7,100

	$18,490	$17,351

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

NOTE 5 - PROPERTY AND EQUIPMENT, NET

Property and equipment consisted of the following as of:

	Estimated Useful Life (in Years)	December 31,
		2019	2018
Buildings	15 - 40	$35,542	$36,638
Machinery and equipment	3 - 15	81,796	62,803
Leasehold improvements	5 - 20	28,587	29,210
Furniture and fixtures	3 - 20	16,198	16,530
Vehicles	5	253	65

		162,376	145,246
Less: Accumulated depreciation		(61,758)	(47,650)

		100,618	97,596
Land		44,163	44,833

Property and equipment, net		$144,781	$142,429

Depreciation expense was $15,503, $13,921, and $12,013 for the years ended December 31, 2019, 2018, and 2017, respectively.

NOTE 6 - INTANGIBLE ASSETS, NET

Identifiable intangible assets consisted of the following as of:

	Estimated Useful Life (in Years)	December 31, 2019
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Motor fuel supply agreements - independent dealer sites	1 - 38	$131,946	$(72,763)	$59,183
Motor fuel supply agreements - consignment sites	1 - 38	41,689	(19,490)	22,199
Non-compete agreements	2 - 10	3,557	(2,376)	1,181
Transportation agreements	10	292	(154)	138
In-place leases	7	997	(802)	195
Trade names	5 - 17	1,117	(1,006)	111
Software and other	7	504	(136)	368

		$180,102	$(96,727)	$83,375

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

	Estimated Useful Life (in Years)	December 31, 2018
		Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Motor fuel supply agreements - independent dealer sites	1 - 38	$129,267	$(62,518)	$66,749
Motor fuel supply agreements - consignment sites	1 - 38	41,853	(16,666)	25,187
Non-compete agreements	2 - 10	3,619	(2,209)	1,410
Transportation agreements	10	297	(129)	168
In-place leases	7	1,052	(831)	221
Trade names	5 - 17	1,136	(1,019)	117
Software and other	7	415	(53)	362

		$177,639	$(83,425)	$94,214

Amortization expense was $15,236, $17,161, and $17,820 for the years ended December 31, 2019, 2018 and 2017, respectively. Estimated aggregate amortization expense of the Company’s intangible assets for the next five years and thereafter is as follows:

Year ended December 31,	Total
2020	$14,614
2021	13,064
2022	10,821
2023	9,598
2024	6,602
Thereafter	28,676

Total	$83,375

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

NOTE 7 - LONG-TERM DEBT

Long-term debt consists of the following as of:

	December 31,
	2019	2018
Revolving credit facility (including swingline)	$170,776	$157,560
Subordinated debt	53,452	53,452
Less:
Unamortized discount and warrants	(1,936)	(2,045)
Deferred financing costs, net	(1,551)	(2,108)
Other financing agreement	12,726	12,726
Other debt	450	1,007

Total debt	233,917	220,592
Less: current portion	9,225	558

Total long-term debt	$224,692	$220,034

Revolving credit facility

In October 2013 and as amended in 2016, the Company entered into a credit agreement with a bank which had available borrowings of up to $250,000 under a revolving credit facility (“2016 revolving credit facility”). The 2016 revolving credit facility included a $25,000 swing-line commitment sublimit and a $35,000 letter of credit facility sublimit, with a maturity date of January 8, 2020. The revolving credit facility accrued interest at a Base Rate or Adjusted LIBOR Rate (each as defined in the revolving credit facility agreement) for amounts advanced under the revolving credit facility and at the swing-line rate for advances under the swing-line sublimit. We elected the Adjusted LIBOR rate, which is based on the applicable margin plus the company chosen LIBOR interest rate.

On March 22, 2019, the Company amended and restated its 2016 revolving credit facility (“revolving credit facility”) whereby Empire extended the maturity until March 22, 2024. As part of the amended terms, Empire decreased the size of the revolving commitment to $225,000, increased the swing-line limit to $35,000 and increased the letter of credit limit to $55,000. Additionally, the 2019 revolving credit facility allows a consolidated leverage ratio of up to 6.0 to 1 through March 30, 2020, stepping down to 5.0 to 1 for the period March 31, 2023 and thereafter, as well as a consolidated senior leverage ratio of up to 4.5 to 1 through March 30, 2020, stepping down to 3.75 to 1 for the period March 31, 2023 and thereafter. The 2019 revolving credit facility includes a springing maturity of 90 days prior to the maturity of the subordinated promissory note agreement.

At December 31, 2019 and 2018, the interest rate on the revolving credit facility was 4.875% and 5.375%, with commitment fees of 0.50% on the unused portion. As of December 31, 2019 and 2018, we had $162,000 and $157,560, respectively, outstanding under the revolving credit facility. At December 31, 2019, the interest rate on the swing-line was 6.875%. Outstanding swing-line borrowings were $8,776 at December 31, 2019. There were no outstanding borrowings at December 31, 2018. We have remaining availability at December 31, 2019 of $28,630 pursuant to being in compliance with all covenant calculations included in our amended revolving credit facility.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

The swing-line portion of the revolving credit facility bears interest at the Swingline Rate (as defined in the revolving credit facility) and is payable in full on the earlier of the date of demand by the lender or the Revolving Commitment Termination Date (as defined in the revolving credit facility). Consequently, any amount outstanding under the swing-line portion of the revolving credit facility is classified as a current liability.

The outstanding indebtedness under the revolving credit facility is collateralized by substantially all of our assets and may be prepaid without a penalty (subject to certain notice and timing requirements). The revolving credit facility permits the lenders to accelerate the repayment of the outstanding obligations upon the occurrence of an Event of Default (as defined in the revolving credit facility), including a material change in the business. In addition, we are required to meet certain financial and other covenants, including but not limited to: a Fixed Charge Coverage Ratio, an Asset Coverage Ratio and a Total Debt to EBITDA Ratio (each as defined in the revolving credit facility). The Company was in compliance with its debt covenants at December 31, 2019 and 2018.

Sales leaseback transaction

On December 30, 2015, Empire entered into a sale leaseback transaction whereby the Company sold approximately $12,726 in real estate assets. As the transaction did not qualify as a sale, this transaction was accounted for as a financing arrangement over the course of the lease agreement. In conjunction with this transaction, Empire entered into a 25 year lease agreement with an option to extend the term for another 25 years. The lease is classified as a debt obligation under GAAP and is included in our long-term debt balance as of December 31, 2019 and 2018. The obligation matures in October 2040 and requires monthly interest payments at an average rate of 9.32%.

Subordinated debt

During October 2016, Empire entered into a subordinated promissory note agreement in the amount of $50,000, which bears interest at 11.375% per annum with a maturity date of October 3, 2023. As of December 31, 2019 and 2018, we had $53,452 and $53,452, respectively, outstanding indebtedness with approximately $26,500 of remaining availability under the note agreement at December 31, 2019. As part of the note agreement, the Company issued 366,538 warrants to purchase Series B units at a strike price of $32.74. The warrants were valued at $1,871 on the issuance date. The fair value of the warrants was recorded in Series B Members’ Equity and as a discount to the subordinated debt on the balance sheet. This amount will be accreted to interest expense over the life of the indebtedness using the straight-line method, which approximates the effective interest rate method. During 2019 and 2018, $220 and $168, respectively, of the discount was accreted to interest expense. $1,368 remained unamortized as of December 31, 2019.

Empire also amended its subordinated promissory note agreement on March 22, 2019 to conform to the amended terms of the credit facility. The interest rate increased from 11.38% to 12.75% per annum.

Other debt

Our other debt was $450 and $1,007 at December 31, 2019 and 2018, respectively. Other debt relates to an obligation to a major oil supplier that bears interest at a rate of 10%. This obligation was assumed with a prior year acquisition.

Outstanding letters of credit were $25,594 as of December 31, 2019 and $29,194 as of December 31, 2018, and remaining availability was $9,406 under the sublimit for letters of credit. Letter of credit fees were $979, $934, and $536 for the years ended December 31, 2019, 2018 and 2017, respectively, and are included in interest expense, net in the accompanying consolidated statements of operations.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

The scheduled maturities of our debt are as follows as of December 31, 2019:

Year ended December 31,	Total
2020	$9,225
2021	85
2022	92
2023	53,552
2024	162,107
Thereafter	12,343

237,404
Less:
Unamortized discount and warrants	(1,936)
Deferred financing cost, net	(1,551)

Total	$233,917

NOTE 8 - RELATED PARTY TRANSACTIONS

We have an agreement with an affiliate of American Infrastructure MLP Fund, L.P. (“AIM”) to provide advisory services. Related party consulting expense, including reimbursed expenses, amounted to $562, $870, and $611 for the years ended December 31, 2019, 2018 and 2017, respectively, and has been included in selling, general and administrative expenses of the accompanying consolidated statements of operations.

We lease office space and sites from entities that are affiliates of one of our members. Related party rental expense incurred in connection with these properties amounted to $77, $281, and $295 for the years ended December 31, 2019, 2018 and 2017, respectively, and has been included in selling, general and administrative expenses in the accompanying consolidated statements of operations. There are no amounts due on these leases as of December 31, 2019 and 2018. We incurred $57 of legal and computer services expenses with entities affiliated with one of our members during 2019, which is included in selling, general and administrative expenses.

We purchase fuel from a related party affiliate. The total fuel purchased and included in motor fuel cost of sales in the accompanying consolidated statements of operations was $1,953, $5,984, and $8,907 for the years ended December 31, 2019, 2018 and 2017, respectively. Amounts due to related parties in connection with fuel purchases totaled $32 and $19 as of December 31, 2019 and 2018, respectively, and are included in trade accounts payable on the accompanying consolidated balance sheets.

We arrange for fuel delivery utilizing transportation from entities that are affiliates of certain members. Related party transportation expenses of $8,764, $9,336, and $12,316 for the years ended December 31, 2019, 2018 and 2017, respectively, and have been included in fuel cost of sales in the accompanying consolidated statements of operations. Amounts due to related parties in connection with transportation services totaled $226 and $108 as of December 31, 2019 and 2018, respectively, and are included in trade accounts payables on the accompanying consolidated balance sheets.

We sell fuel to various affiliated entities owned by certain members. Related party fuel sales totaled $5,877, $7,147, and $6,977 for the years ended December 31, 2019, 2018 and 2017, respectively, and have been included in motor fuel revenues in the accompanying consolidated statements of operations. Amounts due from these affiliated entities for fuel purchased as of December 31, 2019 and 2018, were $209 and $210, respectively, and are included in trade accounts receivable on the accompanying consolidated balance sheets.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

We had a receivable from one of our members as a result of a working capital adjustment provision from an acquisition in 2011 that was paid in full during 2018. The related party receivable from the sellers totaled $305 at December 31, 2017 and was included within member receivable in the accompanying consolidated statements of changes in members’ equity.

We have a receivable from one of our members as a result of a confidential release and settlement agreement between the member and an unrelated Tennessee limited liability company. The related party receivable from the member totaled $226 at both December 31, 2019 and 2018 and is included within member receivable in the accompanying consolidated statements of changes in members’ equity. The advances are non-interest bearing and collected through reduced future distributions.

NOTE 9 - MAJOR SUPPLIERS

In the ordinary course of business, we transact the majority of our business with several significant major oil companies from whom we purchase motor fuel. During the years ended December 31, 2019, 2018 and 2017, we purchased approximately 44%, 43%, and 37%, respectively, of our motor fuel from three major oil companies as follows:

	2019	2018	2017
Major Oil Company A	17%	15%	17%
Major Oil Company B	15%	14%	10%
Major Oil Company C	12%	14%	10%

	44%	43%	37%

As of December 31, 2019 and 2018, respectively, $14,415 and $12,680 were due to the above companies, and such amounts have been included in trade accounts payable in the accompanying consolidated balance sheets.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

We generally do not take title to USTs as part of our supply agreements. However, there are some instances where we are in the chain of title on a limited number of USTs, and therefore may have exposure to environmental remediation costs. Environmental remediation costs are generally covered by insurance, various state UST funds or are covered by indemnification agreements with dealers at dealer-operated sites. In the event that a dealer defaults on its indemnification, we could be liable for corrective action and/or compensating third parties for bodily injury and property damage caused by accidental releases from operating USTs. The Company does not have any liabilities related to environmental remediation costs associated with its USTs at its sites that are probable or estimable as of December 31, 2019 and 2018.

In the normal course of business, we are subject to lawsuits. We regularly assess the need for accounting recognition or disclosure of legal contingencies. In the case of all known contingencies, we accrue a liability when the loss is probable and the amount is reasonably estimable. If a range of amounts can be reasonably estimated and no amount within the range is a better estimate than any other amount, then the minimum of the range is accrued. We do not reduce these liabilities for potential insurance or third-party recoveries. If applicable, we accrue receivables for probable insurance or other third-party recoveries. Any amount recorded is based on the status of current activity and the advice from legal counsel. As of December 31, 2019 and 2018, there were no amounts accrued for such events.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Motor Fuel Contractual Purchase Commitments

We have a long-term contract with a major oil company that sets forth minimum volume requirements per year and is subject to penalties relating to any shortfalls if the minimum volume requirements are not met. The minimum requirement under this contract was approximately 148 million gallons for the year ended December 31, 2019, and approximately 143 million gallons for the years ended December 31, 2018 and 2017. This requirement is reduced by amounts purchased in the previous year in excess of the minimum quantities. If in any one-year period we fail to meet the minimum volume purchase obligation, the seller may impose a penalty of four cents per gallon times the difference between the actual volume purchased and the minimum volume requirement. We met the minimum volume purchase obligation for the years ended December 31, 2019, 2018 and 2017. The minimum requirement is 148 million gallons for the year ended December 31, 2020 and each of the subsequent two years, then decreasing to 98 million gallons and 63 million gallons in the final two years of the agreement.

Deferred Branding Incentives

We receive deferred branding incentives and other incentive payments from a number of major oil companies from whom we purchase motor fuel. Under some, but not all, of our motor fuel supply agreements, a portion of the deferred branding incentives may be passed on to our branded dealers under the same terms as required by our fuel suppliers. Many of the agreements require repayment of all or a portion of the amount received if we or our branded dealers elect to discontinue selling the specified brand of fuel at certain locations. As of December 31, 2019 and 2018, the estimated amount of deferred branding incentives that would have to be repaid upon debranding at these locations was approximately $52,415 and $46,821, respectively. Of these amounts, as of December 31, 2019 and 2018, $44,544 and $38,798, respectively, would be the responsibility of our branded dealers under reimbursement agreements with the dealers. In the event dealers were to default on this reimbursement obligation, we would be required to make the necessary payment. No liabilities have been recorded as of December 31, 2019 and 2018, for the amount of dealer obligations which would become payable upon debranding. The amounts recorded as a reduction of motor fuel cost of sales in the accompanying consolidated statements of operations related to volume rebates received from vendors was approximately $15,773, $12,755, and $10,239, for the years ended December 31, 2019, 2018 and 2017, respectively. Deferred vendor rebates and allowances as of December 31, 2019 and 2018 were approximately $6,871 and $8,023, respectively, and are included in other noncurrent liabilities in the accompanying consolidated balance sheets. Amortization of incentives received is recorded in cost of sales on a straight-line basis over the term of the respective agreement.

NOTE 11 - LEASES

Operating Leases - Lessee

We lease real property under agreements classified as operating leases. Many of these leases contain renewal options, escalation clauses, and/or require us to pay executor costs (such as property taxes, maintenance and insurance). For all leases that include fixed rental rate increases, we calculate the total rent expense for the entire lease period, considering renewals for all periods for which failure to renew the lease imposes economic penalty, and record rental expense on a straight-line basis in the accompanying consolidated statements of operations. Lease expense for all operating leases totaled $19,933, $19,456, and $12,740 for years ended December 31, 2019, 2018 and 2017, respectively.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

In June 2017, Empire entered into a sale leaseback transaction whereby the Company sold approximately $11,776 of real estate assets. The Company deferred a gain on the asset sale of $6,972 and is recognizing the gain over the 15-year term of the lease agreement. In conjunction with this sale, Empire is obligated to future lease payments of $20,160 as of December 31, 2019.

In September 2017, Empire entered into a long-term operating lease agreement with Getty at 49 locations under a triple-net lease structure. Empire is obligated to future lease payments of $128,889 as of December 31, 2019.

Operating Leases - Lessor

We lease sites to third-party operators generating rental income of approximately $8,651 $7,450, and $8,574 for the years ended December 31, 2019, 2018 and 2017, respectively.

The following is an estimate of our future minimum lease payments and future minimum rental income for operating leases:

	Minimum Rental Expense	Minimum Rental Income
2020	$16,427	$7,288
2021	16,033	5,988
2022	15,705	4,800
2023	15,274	3,161
2024	14,781	1,917
Thereafter	106,451	7,451

Total future minimum lease expense/income	$184,671	$30,605

NOTE 12 - LONG-TERM INCENTIVE PLAN

We established a Long-Term Incentive Plan (the “LTIP”) in 2013 to provide for awards to employees, consultants, directors and other individuals who perform services for us or our affiliates (as defined in the LTIP). The LTIP allows for the award of phantom units. Upon a Change in Control as defined in the LTIP, the compensation charge we record will be dependent upon the nature of how the phantom units will be settled. If the awards are settled in equity, the grant date fair value will be used. If the awards are settled in cash, then the phantom units’ current fair value will be used. The Company has not recognized any expense associated with these phantom units because they are contingent upon both service and a change in control event that has not occurred by the end of our reporting period. As of December 31, 2019, there were 395,003 phantom units authorized under the plan and 204,997 available for future grants. The following is a summary of outstanding units:

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

Units
Balance, December 31, 2017:	448,878
Granted	—
Forfeited	(12,000)

Balance, December 31, 2018:	436,878

Granted	60,000
Forfeited	(101,875)

Balance, December 31, 2019:	395,003

NOTE 13 - MEMBERS’ EQUITY

Units

The following is a summary of outstanding Class A and Class B units:

	Class A	Class B	Total
Units outstanding at December 31, 2019 and 2018	5,589,534	3,207,373	8,796,907

Effective with our Sixth Amended and Restated Limited Liability Company Agreement dated November 10, 2014 (as amended, the “2014 LLC Agreement”), we have two classes of members’ equity: Class A units and Class B units. Class A units and Class B units have the same rights, privileges, preferences and obligations, as specifically provided for in the 2014 LLC Agreement, except with respect to distributions (other than tax distributions). Pursuant to the 2014 LLC Agreement, non-tax distributions are paid first to Class B units pro rata in proportion to such holders relative Class B Percentage Interest as of the record date until the minimum quarterly distribution has been paid with respect to each Class B unit, including any unpaid arrearages due to the Class B Units, then to Class A units until the minimum quarterly distribution with respect to each Class A Unit has been paid, including any unpaid arrearages due to the Class A units, and then pro rata among all Class A and Class B units. There is no obligation for holders of Class A or Class B units to make any further contribution to us. AIM has been appointed as our Tax Member, as defined in the 2014 LLC Agreement. Profit and loss allocations are made to the members pursuant to the terms of the 2014 LLC Agreement, primarily according to each member’s respective capital account percentage.

Warrants

In conjunction with our subordinated debt placement in October 2016 (Note 8), Empire granted warrants to purchase 366,538 Class B units, exercisable at $32.74 per unit for a 10-year term. The fair value of the warrants was determined using a Black-Scholes option pricing model, with the value of our units on a minority, marketable basis and volatility based on the historical equity price of industry peers. As of December 31, 2019 and 2018, 366,538 warrants remain outstanding.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

NOTE 14 - SUPPLEMENTAL CASH FLOW INFORMATION

	12 Months Ended December 31,
	2019	2018	2017
Cash paid for interest (1)	$16,441	$12,734	$11,269
Income taxes paid	162	168	125
Asset retirement obligations	—	—	3,689

(1)	We did not capitalize any interest during the years ended December 31, 2019.

NOTE 15 - INCOME TAXES

We are not a taxable entity for U.S. federal income tax purposes and are not subject to state income tax in the majority of states. Taxes on our earnings generally are borne by our partners through the allocation of taxable income. Our income tax expense results from state laws that apply to entities organized as partnerships, primarily in the state of Texas.

As of December 31, 2019 and 2018, we had no liability reported for unrecognized tax benefits, and we did not have any interest or penalties related to income taxes during the years ended December 31, 2019, 2018 or 2017.

NOTE 16 - RETIREMENT SAVINGS PLAN

We are the sponsor and plan administrator of the Empire Petroleum Partners, LLC 401(k) Plan (the “Plan”), a defined contribution retirement savings plan for our employees under the Employee Retirement Income Security Act, Section 404(c). Our employees are eligible to participate in the Plan on date of hire if considered full-time and must enroll in the Plan to receive company matching contributions. Employee salary contribution amounts are subject to federal income tax limitations, and we match employee salary contributions up to 3%. Our matching contributions for the Plan were $320, $220, and $240 for the years ended December 31, 2019, 2018 and 2017, respectively.

NOTE 17 - SUBSEQUENT EVENTS

On December 17, 2019, Empire entered into an agreement to sell substantially all of its assets to a national convenience store retailer. We expect to close the transaction in 2020.

Beginning in March 2020, multiple significant factors impacting supply and demand in the global oil markets have taken place. Among these events were the global outbreak of COVID-19, the ensuing worldwide economic slowdown driven by amongst other things social distancing, and pricing and production challenges between the members of the Organization of the Petroleum Exporting Countries and other oil exporting nations. As a result, West Texas Intermediate oil has declined sharply impacting both the wholesale and retail pricing of motor fuel products throughout the United States.

We cannot reasonably predict or forecast the duration or effects of this sudden decrease, but a prolonged depression of demand for motor fuel products and the resulting decline in wholesale and retail prices could have an adverse effect on the Company’s financial condition, results of operations and cash flows relative to the amounts reflected in recent periods. The potential effects of these conditions, or the results of any Company plans to respond to these conditions, have not been recognized in our 2019 financial statements.

EMPIRE PETROLEUM PARTNERS, LLC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS - CONTINUED

December 31, 2019 and 2018

(in thousands, except per unit amounts)

In response to the recent motor fuel price volatility and changes in the macroeconomic outlook, the Company has been working closely with its dealer network to strengthen its relationships and provide enhanced services to help mitigate the potential negative impacts of the prevailing market conditions. Actions enacted or planned include close attention to controllable costs, discretionary capital spending and opportunistic dealer acquisitions.

The Company believes the actions enacted and those planned will allow it to adjust operating costs to match the fluctuations in revenue in order meet the needs of customers and satisfy its obligations to outside parties through the current market volatility.

In preparing the accompanying consolidated financial statements, management of the Company has evaluated all subsequent events and transactions for potential recognition or disclosure through April 16, 2020, the date the consolidated financial statements were available for issuance.